Exhibit 99.2

Everbridge Announces Plan for CEO Succession in 2019

Burlington, Mass. – June 14, 2018 – Everbridge, Inc. (NASDAQ: EVBG), the global leader in critical event management and enterprise safety software applications to help keep people safe and businesses running, today announced that long-time Chairman and CEO Jaime Ellertson will transition from CEO to Executive Chairman in mid to late 2019.

“I’m extremely proud of what Everbridge has accomplished since I joined the company as CEO in 2011. During that time, we have scaled the business from a smaller privately-held company to a successful public company with projected revenues of over $135 million in 2018. At the same time, we have dramatically expanded the company’s application platform from a single product to our Critical Event Management™ suite, and have put in place an experienced senior management team capable of scaling the company to the next level. With this strong foundation in place and the positive momentum we have established for the business, I believe now is the right time to start the process of identifying the next CEO to lead us forward. To ensure leadership continuity, we are establishing a timetable of 12 to 18 months to conduct an orderly transition and to maintain uninterrupted operating execution by our team,” said Jaime Ellertson, Chief Executive Officer and Chairman of Everbridge.

“Upon my transition from the CEO role to Executive Chairman, I expect to remain very active in the business, focusing my efforts on corporate strategy, strategic customer and partner relationships, and corporate development,” Ellertson continued. “Until then, business will continue as usual for me and the rest of the management team as we focus on further extending our leadership position in the multi-billion dollar Critical Event Management market.”

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About Everbridge

Everbridge, Inc. (NASDAQ: EVBG) is a global software company that provides enterprise software applications that automate and accelerate organizations’ operational response to critical events in order to keep people safe and businesses running. During public safety threats such as active shooter situations, terrorist attacks or severe weather conditions, as well as critical business events including IT outages, cyber-attacks or other incidents such as product recalls or supply-chain interruptions, over 3,800 global customers rely on the company’s Critical Event Management Platform to quickly and reliably aggregate and assess threat data, locate people at risk and responders able to assist, automate the execution of pre-defined communications processes through the secure delivery to over 100 different communication devices, and track progress on executing response plans. The company’s platform sent over 2 billion messages in 2017 and offers the ability to reach over 500 million people in more than 200 countries and territories, including the entire mobile populations on a country-wide scale in Sweden, the Netherlands, the Bahamas, Singapore, Greece, Cambodia, and a number of the largest states in India. The company’s critical communications and enterprise safety applications include Mass Notification, Incident Management, Safety Connection™, IT Alerting, Visual Command Center®, Crisis Commander®, Community Engagement™ and Secure Messaging. Everbridge serves 9 of the 10 largest U.S. cities, 8 of the 10 largest U.S.-based investment banks, all 25 of the 25 busiest North American airports, six of the 10 largest global consulting firms, six of the 10 largest global auto makers, all four of the largest global accounting firms, four of the 10 largest U.S.-based health care providers and four of the 10 largest U.S.-based health insurers. Everbridge is based in Boston and Los Angeles with additional offices in Lansing, San Francisco, Beijing, Kolkata, London, Oslo and Stockholm. For more information, visit www.everbridge.com, read the company blog, and follow on Twitter and Facebook.

Investor Contact:

Garo Toomajanian

ICR

IR@everbridge.com

818-230-9712

Media Contact:

Jeff Young

Everbridge

jeff.young@everbridge.com

781-859-4116